Exhibit 99.1

NEWS RELEASE

Corporate Headquarters: Dorman Products, Inc. 3400 East Walnut Street Colmar, Pennsylvania 18915 Fax: (215) 997-8577

For Further Information Contact: Matthew S. Kohnke, CFO (215) 997-1800 x 5182 E-mail: MKohnke@dormanproducts.com	Visit our Home Page: www.dormanproducts.com

Dorman Products, Inc. Reports Record Sales and Earnings for the Second Quarter Ended June 30, 2012

Colmar, Pennsylvania (July 31, 2012) – Dorman Products, Inc. (NASDAQ:DORM) today announced financial results for the second quarter ended June 30, 2012.

For the three months ended June 30, 2012 and June 25, 2011:

•

Revenues from continuing operations in 2012 increased 14% over the prior year to $144.2 million from $127.0 million. Revenue growth was driven primarily by strong overall demand for our products and higher revenues from recently-introduced products.

•

Net income from continuing operations in 2012 increased 25% to $16.1 million from $12.9 million last year. Diluted earnings per share from continuing operations in 2012 rose 26% to $0.44 from $0.35 in 2011.

•	Gross profit margin was 36.9% in 2012 compared to 35.9% in 2011. The increase in margin percent is primarily the result of lower transportation costs and a favorable change in sales mix.

•

Selling, general and administrative expenses increased 9% in 2012 to $27.4 million from $25.1 million in 2011, but were down as a percentage of sales to 19.1% in 2012 from 19.7% in 2011. Cost increases were primarily the result of higher variable costs and additional product development spending.

For the six months ended June 30, 2012, revenues from continuing operations increased 13% over the prior year to $279.0 million from $247.2 million last year. Net income from continuing operations in 2012 increased 21% to $31.4 million from $26.0 million in the same period last year. Diluted earnings per share in 2012 rose 21% to $0.86 from $0.71 in the same period last year. Operating cash flow in 2012 was $23.4 million compared to $19.1 million in 2011.

During the second quarter of 2012, we recorded income from discontinued operations totaling $3.6 million as a result of the liquidation of our Swedish business, which comprised of a $3.0 million non-cash currency translation gain and $0.6 million in foreign income tax credits.

Prior year earnings per share and weighted average share information have been adjusted to reflect the 2-for-1 stock split that occurred in June 2012.

Mr. Steven Berman, Chairman and Chief Executive Officer, said, “New product sales, and sales of recently-introduced products, drove 13% first half sales growth, well above reported industry growth rates. Our success is directly attributed to the hard work and dedication of our customers and our contributors in delivering formerly dealer only new products to the market. These efforts have enabled Dorman and its customers to continue to grow despite the uncertain economic environment. We remain committed to continuing our industry-leading new product efforts. As a result, we continue to aggressively invest in our product development infrastructure to deliver new products.”

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman (R), OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), renew (TM), TECHoice (TM), Dorman HD Solutions (TM) and Symmetry (R) brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Second Quarter (unaudited)	6/30/12	Pct.	6/25/11	Pct.
Net sales	$144,172	100.0	$126,957	100.0
Cost of goods sold	91,026	63.1	81,324	64.1
Gross profit	53,146	36.9	45,633	35.9
Selling, general and administrative expenses	27,419	19.1	25,061	19.7
Income from operations	25,727	17.8	20,572	16.2
Interest expense, net	38	—	31	—
Income from continuing operations before income taxes	25,689	17.8	20,541	16.2
Provision for income taxes	9,583	6.6	7,660	6.1
Net income from continuing operations	16,106	11.2	12,881	10.1
Net income (loss) from discontinued operations	3,636	—	(134)	—
Net income	$19,742	—	$12,747	—
Diluted earnings (loss) per share:
Continuing operations	$0.44	—	$0.35	—
Discontinued operations	0.10	—	(0.00)	—
Diluted earnings per share	$0.54	—	$0.35	—
Weighted average diluted shares outstanding	36,636	—	36,455	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	26 Weeks		26 Weeks
Second Quarter (unaudited)	6/30/12	Pct.	6/25/11	Pct.
Net sales	$278,995	100.0	$247,214	100.0
Cost of goods sold	175,373	62.9	156,774	63.4
Gross profit	103,622	37.1	90,440	36.6
Selling, general and administrative expenses	53,488	19.1	49,927	20.2
Income from operations	50,134	18.0	40,513	16.4
Interest expense, net	52	—	83	—
Income from continuing operations before income taxes	50,082	18.0	40,430	16.4
Provision for income taxes	18,682	6.7	14,401	5.9
Net income from continuing operations	31,400	11.3	26,029	10.5
Net income (loss) from discontinued operations	3,920	—	(896)	—
Net income	$35,320	—	25,133	—
Diluted earnings (loss) per share:
Continuing operations	$0.86	—	$0.71	—
Discontinued operations	0.11	—	(0.02)	—
Diluted earnings per share	$0.97	—	$0.69	—
Weighted average diluted shares outstanding	36,573	—	36,406	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	6/30/12	12/31/11
Assets:
Cash and cash equivalents	$65,246	$50,196
Accounts receivable	125,580	124,324
Inventories	137,294	115,845
Deferred income taxes	18,020	17,127
Prepaid expenses	3,010	2,661
Total current assets	349,150	310,153
Property & equipment	44,403	38,904
Goodwill	26,553	26,553
Other assets	1,070	1,083
Total assets	$421,176	$376,693

Liabilities & Shareholders’ Equity:
Accounts payable	$46,510	$31,646
Accrued expenses and other	8,936	12,907
Total current liabilities	55,446	44,553
Other long-term liabilities	2,918	3,406
Deferred income taxes	11,640	11,631
Shareholders’ equity	351,172	317,103
Total Liabilities and Equity	$421,176	$376,693

Selected Cash Flow Information:

	13 Weeks (unaudited)		26 Weeks (unaudited)
(in thousands)	6/30/12	6/25/11	6/30/12	6/25/11
Depreciation and amortization	$2,003	$1,867	$3,956	$3,726
Capital expenditures	$4,959	$5,238	$9,454	$10,392